Exhibit 14.1  Code of Ethics

                                 CODE OF ETHICS

                      for the Principal Executive Officer,
                  Principal Financial Officer, Controllers and
                       Other Personnel Responsible for the
                      Compilation, Maintenance, Recording,
                    Preparation, Reporting and Dissemination
                            of Financial Information

                                       of

                                FONAR CORPORATION


     Fonar Corporation (the "Company") is committed to conducting its business in compliance with all the applicable laws and regulations of the countries in which it operates and in accordance with high standards of business conduct. The Company strives to maintain the highest standards of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements. All of the Company's personnel described below must agree to comply with the following principles, and the Chief Executive Officer, in his or her capacity as the Company's principal executive officer, to whom all senior financial officers and personnel ultimately report, will promote and support this Code of Ethics, and, to the extent consistent with his or her duties and responsibilities, comply with the principles set forth in this Code of Ethics.

     Each employee of the Company having responsibility for compiling, recording, maintaining and reporting financial information will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability and to the extent the following apply to his or her duties on behalf of the Company.

1. Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. Promptly disclose to the Company through the Chief Executive Officer, Chief Financial Officer, General Counsel or Audit Committee, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

3. Provide other Company personnel with information that is accurate, complete, objective, relevant, timely and understandable, for both the internal use of the Company and to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to, the Securities and Exchange Commission and in other public communications made by registrant.

4. Comply with the rules and regulations of federal, state, provincial and local governments and other appropriate and private and public regulatory agencies.

5. Act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6. Use good business and professional judgment in the processing and recording of all financial transactions.

7. Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

8. Share knowledge and maintain skills important and relevant to the Company's needs.

9.   Promote ethical behavior among co-workers in the work environment.

10. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

11. Comply with generally accepted accounting standards and practices, rules, regulations and controls, where applicable.

12. Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

13. Maintain books and records that fairly and accurately reflect the Company's business transactions.

14. Sign only those documents that he or she believes to be accurate and truthful.

15. Devise, implement and maintain sufficient internal controls in connection with his or her duties or position to assure that financial record keeping objectives are met.

16. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

17. Not knowingly be a party to any illegal activity or engage in acts that are discreditable to his or her profession or the Company.

18. Respect and contribute to the legitimate and ethical objects of the Company.

19. Engage in only those services for which he or she has the necessary knowledge, skill and expertise.

20. Not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

21. Report to the Company through the Chief Executive Officer, Chief Financial Officer, General Counsel, or Audit Committee, any situation where he or she knows or believes the Code of Ethics, the Company's standards or the laws are being violated.

     Those required to comply with this Code of Ethics understand that they are accountable for adherence to this Code of Ethics, that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

     No person required to comply with this Code of Ethics who takes or refuses to take any action on this basis of his or her good faith reliance on this Code of Ethics will be subject to dismissal, disciplinary action, demotion, deprival of benefits or other reprisals by the Company.

     The parties subject to this Code of Ethics will acknowledge in writing that they agree to comply with these requirements.

     I have read and agree to comply with the within Code of Ethics and agree to comply with the requirements contained herein.